Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Zerolimit Technology Holding Co. Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares (includes 300,000 over-allotment)	457(c)	2,300,000 Ordinary Shares	$4.00	$9,200,000	$0.000153100	$1,408.52
Fees to Be Paid	Other	Warrants to purchase 115,000 shares (5% of Ordinary Shares)	457(g)	115,000 warrants	$5.00	$575,000	$0.000153100	$88.03
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					$9,775,000		$1,496.55
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$1,496.55

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